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                                                                       Exhibit 5

                   [Letterhead of Simpson Thacher & Bartlett]



                                            November 14, 2001


WellPoint Health Networks Inc.
1 WellPoint Way
Thousand Oaks, California 91362
Ladies and Gentlemen:

         We have acted as counsel to WellPoint Health Networks Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to 8,712,622 shares (the "Shares") of WellPoint common stock, par value $0.01 per share ("WellPoint Common Stock"), upon consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of October 17, 2001 (the "Merger Agreement"), among the Company, RWP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and RightCHOICE Managed Care, Inc., a Delaware corporation ("RightCHOICE"). Upon consummation of the Merger, RightCHOICE will be merged with and into Merger Sub and each outstanding share of common stock of RightCHOICE will be
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                                      -2-                      November 14, 2001


converted into the right to receive either 0.6161 of a share of WellPoint Common Stock or $66 in cash, all as more fully described in the Registration Statement.

         We have examined the Registration Statement and a form of the share certificate for the Shares and the Merger Agreement, each of which has been filed with the Commission as an exhibit to the Registration Statement or other filing with the Commission. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
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                                      -3-                      November 14, 2001

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.



                                                 Very truly yours,

                                                 /s/ Simpson Thacher & Bartlett

                                                 SIMPSON THACHER & BARTLETT